Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Six Months Ended June 30, 2008

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to McDonald’s Corporation’s results for the second quarter and six months ended June 30, 2008. This exhibit should be read in conjunction with Exhibit 99.1.

Key Highlights—Consolidated

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters ended June 30,			Six months ended June 30,

	2008	2007*	% Inc / (Dec)	2008	2007*	% Inc / (Dec)
Revenues	$6,075.3	$5,839.4	4	$11,690.1	$11,132.1	5
Operating income (loss)	1,654.2	(181.7)	n/m	3,117.0	999.6	n/m
Income (loss) from continuing operations	1,190.5	(708.4)	n/m	2,136.6	58.1	n/m
Income (loss) from discontinued operations		(3.3)	n/m		(7.4)	n/m
Net income (loss)	1,190.5	(711.7)	n/m	2,136.6	50.7	n/m
Earnings (loss) per share from continuing operations-diluted	1.04	(0.59)	n/m	1.85	0.05	n/m
Earnings (loss) per share-diluted	1.04	(0.60)	n/m	1.85	0.04	n/m

n/m Comparisons are not meaningful due to the impact of the Latin America transaction described below.

In August 2007, the Company completed the sale of its businesses in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean to a developmental licensee organization. The Company refers to these markets as “Latam.” Under the new ownership structure, the Company now receives only royalties in these markets instead of a combination of Company-operated sales and franchised rents and royalties.

In addition to the reported results for the quarter and six months ended June 30, 2007 shown above, consolidated results for these periods are presented throughout this report excluding the impact of the Latam transaction. Management believes the Latam transaction and the associated charge are not indicative of ongoing operations due to the size and scope of the transaction. Management believes that the adjusted results better reflect the underlying business trends relevant to the periods presented.

The following tables present reconciliations of the key consolidated highlights for the quarters and six months ended June 30, 2008 and 2007 to the highlights excluding the net impact of the impairment charge from the Latam transaction.

Quarters ended June 30,	2008	2007*	Latam Transaction	2007 Excluding Latam Transaction	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc / (Dec) Excluding Currency Translation
Revenues	$6,075.3	$5,839.4		$5,839.4	4	$374.9	(2)
Operating income (loss)	1,654.2	(181.7)	$(1,594.4)	1,412.7	17	111.1	9
Income (loss) from continuing operations	1,190.5	(708.4)	(1,581.6)	873.2	36	73.1	28
Income (loss) from discontinued operations		(3.3)		(3.3)	n/m		n/m
Net income (loss)	1,190.5	(711.7)	(1,581.6)	869.9	37	73.1	28
Earnings (loss) per share from continuing operations-diluted	1.04	(0.59)	(1.31)	0.72	44	0.07	35
Earnings (loss) per share-diluted	1.04	(0.60)	(1.31)	0.71	46	0.07	37

Six months ended June 30,	2008	2007*	Latam Transaction	2007 Excluding Latam Transaction	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc / (Dec) Excluding Currency Translation
Revenues	$11,690.1	$11,132.1		$11,132.1	5	$720.4	(1)
Operating income (loss)	3,117.0	999.6	$(1,594.4)	2,594.0	20	208.5	12
Income (loss) from continuing operations	2,136.6	58.1	(1,581.6)	1,639.7	30	134.1	22
Income (loss) from discontinued operations		(7.4)		(7.4)	n/m		n/m
Net income (loss)	2,136.6	50.7	(1,581.6)	1,632.3	31	134.1	23
Earnings (loss) per share from continuing operations-diluted	1.85	0.05	(1.29)	1.34	38	0.12	29
Earnings (loss) per share-diluted	1.85	0.04	(1.30)	1.34	38	0.12	29

n/m	Not meaningful

*	The results for the quarter and six months ended June 30, 2007 included impairment and other charges of $1,611.9 million associated with the Latam transaction, partly offset by a benefit of $17.5 million due to eliminating depreciation on the assets in Latam in mid-April 2007 in accordance with accounting rules. The resulting tax benefit of $12.8 million was minimal in the second quarter 2007 due to the Company’s inability to utilize most of the capital losses generated by this transaction.

Net Income (Loss) and Diluted Earnings (Loss) per Share

For the second quarter and six months ended June 2008, net income was $1,190.5 million and $2,136.6 million, respectively, and diluted earnings per share were $1.04 and $1.85, respectively. Both periods benefited by $109.0 million or $0.10 per share due to the sale of the Company’s minority interest in Pret A Manger.

For the second quarter 2007, the Company reported a net loss of $711.7 million and a diluted loss per share of $0.60. The 2007 results included $1.6 billion of net expense after tax or $1.31 per share related to the Company’s sale of its business in Latam to a developmental licensee. This reflects an impairment charge of $1.33 per share, partly offset by a $0.02 benefit due to eliminating depreciation in mid-April 2007 on the assets in Latam in accordance with accounting rules. Excluding the impact of the Latam transaction, net income was $869.9 million and diluted earnings per share were $0.71. The 2007 results also included a net loss of $3.3 million from discontinued operations related to Boston Market, which was sold in August 2007. Due to the net loss in second quarter 2007, common stock equivalents were excluded from the diluted loss per share calculations. Common stock equivalents of 23.2 million were added to the weighted average shares outstanding of 1,193.7 million to compute the diluted weighted average shares outstanding used in the per share calculations excluding the Latam transaction.

For the first six months of 2007, net income was $50.7 million and diluted earnings per share were $0.04, which included the $1.6 billion or $1.30 per share of net expense after tax related to the Latam transaction. Excluding the impact of the Latam transaction, net income was $1,632.3 million and diluted earnings per share were $1.34. The 2007 results also included a net loss of $7.4 million from discontinued operations related to Boston Market.

During the second quarter 2008, the Company repurchased 13.3 million shares of its stock for $787.9 million, bringing the total repurchases for the first six months of 2008 to 50.4 million shares or $2.8 billion. During the second quarter 2008, the Company paid a quarterly dividend of $0.375 per share or $421.6 million, bringing the total dividends paid for the first six months of 2008 to $848.0 million.

Conversion of Certain Markets to Developmental License

In August 2007, the Company completed the sale of its businesses in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean, which total about 1,600 restaurants, to a developmental licensee organization. Under a developmental license, a local licensee owns the business, including the real estate, and uses his/her capital and local knowledge to build the McDonald’s Brand and optimize sales and profitability over the long term. Under this arrangement, the Company collects a royalty, which varies by market, based on a percent of sales, but does not invest any capital. As a result of the Latam transaction, the Company’s revenues generated from these markets were less than in the prior year.

The buyers of the Company’s operations in Latam have entered into a 20-year master franchise agreement that requires the buyers, among other obligations, to pay monthly royalties commencing at a rate of approximately 5% of gross sales of the restaurants in these markets, substantially consistent with market rates for similar license arrangements.

Based on approval by the Company’s Board of Directors, which occurred on April 17, 2007, the Company concluded Latam was “held for sale” as of that date in accordance with the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. As a result, the Company recorded an impairment charge of approximately $1.6 billion in the second quarter of 2007, substantially all of which was noncash. The charge included the difference between the net book value of the Latam business and cash proceeds, less costs of disposal. This loss in value was primarily due to a historically difficult economic environment coupled with volatility experienced in many of the markets included in this transaction. The charge also included historical foreign currency translation losses recorded in shareholders’ equity. The Company recorded a tax benefit of $12.8 million in connection with this transaction. The tax benefit was minimal in the second quarter 2007 due to the Company’s inability to utilize most of the capital losses generated by this transaction. As a result of meeting the “held for sale” criteria, the Company ceased recording depreciation expense with respect to Latam effective April 17, 2007. In connection with the sale, the Company agreed to indemnify the buyers for certain tax and other claims, certain of which are reflected as liabilities on McDonald’s consolidated balance sheet.

Impact of Foreign Currency Translation

Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit / (Loss)

Quarters ended June 30,	2008	2007	2008
Revenues	$6,075.3	$5,839.4	$374.9
Combined restaurant margins*	2,224.8	1,999.7	134.1
Selling, general & administrative expenses	598.7	591.9	(24.6)
Operating income**	1,654.2	1,412.7	111.1
Income from continuing operations**	1,190.5	873.2	73.1
Net income**	1,190.5	869.9	73.1
Earnings per share from continuing operations – diluted**	1.04	0.72	0.07
Earnings per share – diluted**	1.04	0.71	0.07

			Currency Translation Benefit / (Loss)

Six months ended June 30,	2008	2007	2008
Revenues	$11,690.1	$11,132.1	$720.4
Combined restaurant margins*	4,200.2	3,723.4	253.5
Selling, general & administrative expenses	1,151.1	1,137.1	(47.9)
Operating income**	3,117.0	2,594.0	208.5
Income from continuing operations**	2,136.6	1,639.7	134.1
Net income**	2,136.6	1,632.3	134.1
Earnings per share from continuing operations – diluted**	1.85	1.34	0.12
Earnings per share – diluted**	1.85	1.34	0.12

*	Reflects both franchised and Company-operated margin dollars

**	2007 results exclude the impact of the Latam transaction in order to provide management’s view of the underlying business performance

Foreign currency translation had a positive impact on consolidated revenues, operating income, net income and earnings per share for the quarter and six months, primarily driven by the stronger Euro, Australian Dollar and Canadian Dollar.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees primarily include rent and/or royalties that are based on a percent of sales, with specified minimum rent payments.

REVENUES

Dollars in millions

Quarters ended June 30,	2008	2007	% Inc / (Dec)	% Inc /(Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,195.0	$1,200.5	—	—
Europe	1,959.6	1,674.2	17	5
APMEA*	913.6	742.2	23	15
Other Countries & Corporate**	227.8	700.9	(67)	(70)
Total	$4,296.0	$4,317.8	(1)	(7)

Franchised and affiliated revenues
U.S.	$871.2	$815.8	7	7
Europe	646.6	505.9	28	12
APMEA*	144.3	109.8	31	18
Other Countries & Corporate**	117.2	90.1	30	19
Total	$1,779.3	$1,521.6	17	10

Total revenues
U.S.	$2,066.2	$2,016.3	2	2
Europe	2,606.2	2,180.1	20	7
APMEA*	1,057.9	852.0	24	15
Other Countries & Corporate**	345.0	791.0	(56)	(60)
Total	$6,075.3	$5,839.4	4	(2)

Six months ended June 30,	2008	2007	% Inc / (Dec)	% Inc /(Dec) Excluding Currency Translation
Company-operated sales
U.S.	$2,305.1	$2,292.0	1	1
Europe	3,745.2	3,147.1	19	8
APMEA*	1,809.2	1,471.5	23	15
Other Countries & Corporate**	435.3	1,321.0	(67)	(71)
Total	$8,294.8	$8,231.6	1	(6)

Franchised and affiliated revenues
U.S.	$1,657.7	$1,565.7	6	6
Europe	1,236.6	959.5	29	14
APMEA*	281.1	210.8	33	19
Other Countries & Corporate**	219.9	164.5	34	20
Total	$3,395.3	$2,900.5	17	10

Total revenues
U.S.	$3,962.8	$3,857.7	3	3
Europe	4,981.8	4,106.6	21	9
APMEA*	2,090.3	1,682.3	24	15
Other Countries & Corporate**	655.2	1,485.5	(56)	(61)
Total	$11,690.1	$11,132.1	5	(1)

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities

•

Consolidated: Revenues increased 4% (decrease of 2% in constant currencies) for the quarter and 5% (decrease of 1% in constant currencies) for the six months, primarily due to positive comparable sales in all segments. Revenue growth was offset by the Company’s August 2007 Latam transaction as well as the impact of the refranchising strategy, occurring primarily in certain of the Company’s major markets. As a result of the Latam transaction, the Company now receives royalties based on a percent of sales in these markets. The Latam transaction and the refranchising strategy resulted in a higher proportion of franchised and affiliated restaurants compared with the prior year.

•

U.S.: The increase in revenues for the quarter and six months was primarily driven by our market-leading breakfast business, the ongoing appeal of new products and continued focus on everyday value. These increases were partly offset by the impact of the refranchising strategy.

•

Europe: The constant currency increase in revenues for the quarter and six months was primarily due to strong comparable sales in Russia (which is entirely Company-operated), France and the U.K., as well as positive comparable sales throughout the segment. These increases were partly offset by the impact of the refranchising strategy in the U.K. and Germany.

•

APMEA: The constant currency increase in revenues for the quarter and six months was primarily driven by strong comparable sales in Australia and China, as well as positive comparable sales in substantially all other markets. In addition, expansion in China contributed to the increase.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months, including those temporarily closed.

COMPARABLE SALES

	% Increase

	Months Ended June 30,		Quarters Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007	2008	2007
U.S.	3.8	4.2	3.4	5.0	3.2	4.7
Europe	6.1	11.1	7.4	7.8	9.1	7.9
APMEA	8.7	12.1	8.8	10.9	9.1	9.7
Other Countries & Corporate	7.8	18.9	12.0	13.3	13.6	10.6
Total comparable sales	5.6	8.4	6.1	7.4	6.7	6.9

The following tables present Systemwide sales growth rates along with franchised and affiliated sales for the quarter. Systemwide sales include sales at all restaurants, whether operated by the Company, by franchisees or by affiliates. While sales by franchisees and affiliates are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised and affiliated revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES

	Month Ended June 30, 2008		Quarter Ended June 30, 2008		Six Months Ended June 30, 2008
	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	5	5	4	4	4	4
Europe	22	8	23	9	24	11
APMEA	23	11	23	11	24	12
Other Countries & Corporate	17	9	24	13	27	15
Total	14	7	14	8	15	8

FRANCHISED AND AFFILIATED SALES

Dollars in millions

Quarters ended June 30,	2008	2007	% Inc	% Inc Excluding Currency Translation
U.S.	$6,394.1	$6,080.6	5	5
Europe	3,690.7	2,919.0	26	11
APMEA*	2,184.0	1,768.6	23	10
Other Countries & Corporate**	1,437.6	645.7	n/m	n/m
Total***	$13,706.4	$11,413.9	20	13

n/m Not meaningful

*	Included $937.4 million and $789.0 million in 2008 and 2007, respectively, of unconsolidated affiliated sales, primarily in Japan.

**	The increase is primarily due to the August 2007 Latam transaction.

***	Included $1,678.9 million and $1,451.6 million in 2008 and 2007, respectively, of unconsolidated affiliated sales, primarily in Japan and the U.S.

Six months ended June 30,	2008	2007	% Inc	% Inc Excluding Currency Translation
U.S.	$12,197.7	$11,651.6	5	5
Europe	7,047.7	5,522.2	28	13
APMEA*	4,312.8	3,470.4	24	10
Other Countries & Corporate**	2,733.7	1,172.8	n/m	n/m
Total***	$26,291.9	$21,817.0	21	13

n/m Not meaningful

*	Included $1,875.1 million and $1,580.9 million in 2008 and 2007, respectively, of unconsolidated affiliated sales, primarily in Japan.

**	The increase is primarily due to the August 2007 Latam transaction.

***	Included $3,276.7 million and $2,853.3 million in 2008 and 2007, respectively, of unconsolidated affiliated sales, primarily in Japan and the U.S.

Restaurant Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS

Dollars in millions

	Percent		Amount		% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Quarters ended June 30,	2008	2007	2008	2007
Franchised
U.S.	83.6	83.2	$727.8	$679.0	7	7
Europe	78.3	77.8	506.1	393.4	29	13
APMEA	89.0	87.9	128.5	96.5	33	20
Other Countries & Corporate	86.6	79.0	101.6	71.2	43	31
Total	82.3	81.5	$1,464.0	$1,240.1	18	11
Company-operated
U.S.	19.1	19.5	$227.6	$233.5	(3)	(3)
Europe	18.0	18.0	353.2	300.7	17	5
APMEA	15.6	14.2	142.0	105.7	34	24
Other Countries & Corporate	16.6	17.1	38.0	119.7	(68)	(71)
Total	17.7	17.6	$760.8	$759.6	—	(6)

	Percent		Amount		% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Six months ended June 30,	2008	2007	2008	2007
Franchised
U.S.	82.9	82.6	$1,374.0	$1,292.7	6	6
Europe	78.1	76.9	966.1	738.0	31	15
APMEA	89.0	87.8	250.3	185.1	35	21
Other Countries & Corporate	86.3	77.5	189.8	127.5	49	34
Total	81.9	80.8	$2,780.2	$2,343.3	19	12
Company-operated
U.S.	18.4	18.7	$424.8	$429.4	(1)	(1)
Europe	17.1	16.8	639.5	527.6	21	9
APMEA	16.1	14.6	290.4	214.6	35	25
Other Countries & Corporate	15.0	15.8	65.3	208.5	(69)	(72)
Total	17.1	16.8	$1,420.0	$1,380.1	3	(4)

•

Franchised: Franchised margin dollars increased $223.9 million or 18% (11% in constant currencies) for the quarter and $436.9 million or 19% (12% in constant currencies) for the six months. The U.S. and Europe segments accounted for about 85% of the franchised margin dollars in both periods. For both periods, the Latam transaction positively impacted the franchised margin percent increase by 60 basis points, while the refranchising strategy had a negative impact on the margin percent.

•	U.S., Europe and APMEA: The increase in the franchised margin percent for the quarter and six months for each segment was primarily driven by positive comparable sales.

•

Other Countries & Corporate: Latin America’s franchised margin percent for the quarter and six months increased significantly as a result of the sale of Latam in third quarter 2007. The Company receives royalties based on a percent of sales in these markets.

•

Company-operated: Company-operated margin dollars were relatively flat (decreased 6% in constant currencies) for the quarter and increased $39.9 million or 3% (decreased 4% in constant currencies) for the six months. The U.S. and Europe segments accounted for about 75% of the Company-operated margin dollars in both periods. As a result of the Latam transaction, there are no Company-operated restaurants remaining in Latin America in 2008. This transaction and the refranchising strategy negatively impacted the Company-operated margin dollars, but positively impacted the margin percent in both periods.

•	U.S.: The Company-operated margin percent decreased for the quarter and six months as higher commodity and other costs were partly offset by positive comparable sales.

•

Europe: The Company-operated margin percent was flat for the quarter and increased for the six months primarily due to strong comparable sales in most markets. Higher commodity and labor costs negatively impacted both periods.

•	APMEA: The Company-operated margin percent for the quarter and six months increased due to strong comparable sales in most markets, partly offset by higher commodity and labor costs.

The following table presents margin components as a percent of sales.

COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Food & paper	33.5	33.3	33.4	33.2
Payroll & employee benefits	26.1	25.8	26.5	26.0
Occupancy & other operating expenses	22.7	23.3	23.0	24.0
Total expenses	82.3	82.4	82.9	83.2
Company-operated margins	17.7	17.6	17.1	16.8

Selling, General & Administrative Expenses

•

Selling, general & administrative expenses increased 1% (decreased 3% in constant currencies) for both the quarter and six months and reflected costs related to the Company’s biennial Worldwide Owner/Operator Convention. The constant currency change in selling, general & administrative expenses benefited by 7 percentage points for the quarter and 6 percentage points for the six months due to the Latam transaction. Selling, general & administrative expenses as a percent of revenues decreased to 9.8% for the six months 2008 compared with 10.2% for 2007 and as a percent of Systemwide sales decreased to 3.3% for 2008 compared with 3.8% for 2007.

Impairment and Other Charges, Net

•	In the second quarter 2007, the Company recorded $1.6 billion of expense primarily related to the Company’s sale of its existing business in Latam to a developmental licensee organization.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended June 30,		Six Month Ended June 30,
	2008	2007	2008	2007
Gains on sales of restaurant businesses	$(30.2)	$(27.6)	$(43.3)	$(35.3)
Equity in earnings of unconsolidated affiliates	(26.1)	(23.0)	(49.5)	(47.0)
Asset dispositions and other expense	27.7	28.8	23.9	55.1
Total	$(28.6)	$(21.8)	$(68.9)	$(27.2)

•

Asset dispositions and other expense for the six months included income of $17.8 million due to the partial recovery of prior years’ sales taxes in the U.K. in 2008. In addition, 2007 results for the six months reflected higher losses on restaurant closings and property disposals.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters ended June 30,	2008	2007	% Inc / (Dec)	% Inc Excluding Currency Translation
U.S.	$796.3	$753.9	6	6
Europe	671.8	521.7	29	13
APMEA	191.3	140.0	37	22
Other Countries & Corporate	(5.2)	(1,597.3)	100	99
Total	$1,654.2	$(181.7)	n/m	n/m
Latam transaction		1,594.4
Total excluding Latam transaction*	$1,654.2	$1,412.7	17	9

Six months ended June 30,	2008	2007	% Inc / (Dec)	% Inc Excluding Currency Translation
U.S.	$1,478.8	$1,403.5	5	5
Europe	1,249.0	914.8	37	21
APMEA	408.8	288.7	42	27
Other Countries & Corporate	(19.6)	(1,607.4)	99	97
Total	$3,117.0	$999.6	n/m	n/m
Latam transaction		1,594.4
Total excluding Latam transaction*	$3,117.0	$2,594.0	20	12

n/m Not meaningful

*	The results for the quarter and six months ended June 30, 2007 included impairment and other charges of $1,611.9 million associated with the Latam transaction, partly offset by a benefit of $17.5 million due to eliminating depreciation on the assets in Latam in mid-April 2007.

•	U.S.: Results increased for the quarter primarily due to higher franchised margin dollars.

•

Europe: Operating results for the quarter and six months were driven by strong performance in France and the U.K., as well as positive results in many other markets. In addition, the six months of 2008 includes income of $17.8 million due to the partial recovery of prior years’ sales taxes in the U.K.

•	APMEA: Operating results for the quarter and six months were driven by strong results in Australia and China, as well as positive performance in Japan and most other markets.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin for the six months 2008 and 2007 was 26.7% and 9.0%, respectively. Impairment and other charges (credits) negatively impacted the 2007 operating margin by 14.5 percentage points.

Interest Expense

•

Interest expense for the quarter and six months increased due primarily to higher average debt levels, and to a lesser extent, higher interest rates and stronger foreign currencies. Higher average debt levels were due to the Company issuing certain debt earlier than originally expected to take advantage of favorable market conditons to pre-fund a portion of its debt maturing in the second half of the year.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest income	$(21.3)	$(26.4)	$(52.7)	$(50.9)
Translation and hedging activity	(12.3)	0.6	(7.6)	3.5
Other expense	2.8	8.9	0.6	13.8
Total	$(30.8)	$(16.9)	$(59.7)	$(33.6)

•

Lower interest rates negatively impacted interest income for the quarter and six months. Interest income for the six months increased due to $11.6 million of interest on the partial recovery of prior years’ sales taxes in the U.K.

•	Translation and hedging activity for the quarter and six months reflected income of $15.6 million due to a gain that resulted from the termination of certain hedging instruments.

Gain on Sale of Investment

In second quarter 2008, the Company sold its minority ownership interest in U.K.-based Pret A Manger. In connection with the sale, the Company received net cash proceeds of approximately $220 million and recognized a nonoperating gain of $160.1 million.

Income Taxes

The following tables present the provision for income taxes, the effective income tax rates and the impact of the Latam transaction for the quarter and six months ended June 30, 2008 and 2007.

		2007

Quarters ended June 30,	2008	Reported Amount	Latam Transaction	Excluding Latam Transaction
Income (loss) from continuing operation before provision for income taxes	$1,698.8	$(266.6)	$(1,594.4)	$1,327.8
Provision (benefit) for income taxes	508.3	441.8	(12.8)	454.6
Income (loss) from continuing operations	$1,190.5	$(708.4)	$(1,581.6)	$873.2
Effective income tax rate	29.9%	n/m	n/m	34.2%

		2007

Six months ended June 30,	2008	Reported Amount	Latam Transaction	Excluding Latam Transaction
Income (loss) from continuing operation before provision for income taxes	$3,062.0	$834.2	$(1,594.4)	$2,428.6
Provision (benefit) for income taxes	925.4	776.1	(12.8)	788.9
Income (loss) from continuing operations	$2,136.6	$58.1	$(1,581.6)	$1,639.7
Effective income tax rate	30.2%	n/m	n/m	32.5%

n/m Not meaningful

•	The lower effective income tax rates for the second quarter and six months of 2008 include tax benefits related to certain international operations.

Discontinued Operations

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In August 2007, the Company sold its investment in Boston Market and as a result, Boston Market’s results of operations have been reflected in discontinued operations. Boston Market’s net loss for the second quarter and six months 2007 was $3.3 million and $7.4 million, respectively.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

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Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add slightly more than 1 percentage point to 2008 Systemwide sales growth (in constant currencies), most of which will be due to the 503 net traditional restaurants added in 2007.

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The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in U.S. comparable sales would increase annual net income per share by about 2.5 cents. Similarly, an increase of 1 percentage point in Europe’s comparable sales would increase annual net income per share by about 2.5 cents.

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In 2008, U.S. beef costs are expected to be up 8% to 9% and chicken costs are expected to rise about 5% to 6%. In Europe, beef costs are expected to be up 8% to 9%, while chicken costs are expected to increase approximately 7% to 8%. Some volatility may be experienced between quarters in the normal course of business.

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The Company expects full-year 2008 selling, general & administrative expenses to decline, in constant currencies, although fluctuations may be experienced between the quarters due to items such as the 2008 biennial Worldwide Owner/Operator Convention, the 2008 Beijing Summer Olympics and the August 2007 sale of the Company’s businesses in Latam.

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Based on current interest and foreign currency exchange rates, the Company expects interest expense in 2008 to increase approximately 35% compared with 2007, while 2008 interest income is expected to decrease about 30% compared with 2007. In 2008, the Company issued certain debt earlier than originally expected to take advantage of favorable market conditions to pre-fund a portion of its debt maturing in the second half of the year.

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A significant part of the Company’s operating income is generated outside the U.S., and about 50% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro and the British Pound. If the Euro and the British Pound both move 10% in the same direction compared with 2007, the Company’s annual net income per share would change by about 8 cents to 9 cents.

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The Company expects the effective income tax rate for the full-year 2008 to be approximately 29% to 31%, although some volatility may be experienced between the quarters in the normal course of business.

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The Company expects capital expenditures for 2008 to be approximately $2 billion. About half of this amount will be reinvested in existing restaurants while the rest will primarily be used to open 1,000 restaurants (950 traditional and 50 satellites). The Company expects net additions of about 600 restaurants (700 net traditional additions and 100 net satellite closings). These restaurant numbers include new unit openings in affiliate and developmental license markets, such as Japan and those in Latin America, where the Company invests no capital.

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For 2007 through 2009, the Company expects to return $15 billion to $17 billion to shareholders through share repurchases and dividends, subject to business and market conditions. For the full year 2007 and first half of 2008 combined, the Company returned $9.4 billion to shareholders.

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The Company continually reviews our restaurant ownership structures to maximize cash flow and returns and to enhance local relevance. The Company expects to optimize our restaurant ownership mix by refranchising 1,000 to 1,500 Company-operated restaurants by the end of 2010, primarily in our major markets, and by continuing to utilize our developmental license strategy. In the first half of 2008, the Company refranchised about 300 restaurants, primarily in our major markets.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At June 30,	2008	2007	Inc / (Dec)
U.S.*	13,845	13,794	51

Europe
Germany*	1,301	1,277	24
United Kingdom	1,191	1,206	(15)
France	1,114	1,090	24
Spain	382	373	9
Italy	367	347	20
Other	2,145	2,105	40
Total Europe	6,500	6,398	102

APMEA
Japan*	3,735	3,829	(94)
China	942	806	136
Australia	764	753	11
Taiwan	346	350	(4)
Other	2,241	2,154	87
Total APMEA	8,028	7,892	136

Other Countries & Corporate
Canada*	1,410	1,399	11
Brazil	551	542	9
Mexico	367	354	13
Other	788	768	20
Total Other Countries & Corporate	3,116	3,063	53

Systemwide restaurants	31,489	31,147	342

Countries	118	118	—

*	Reflected the following satellites: At June 30, 2008 – U.S. 1,178, Germany 154, Japan 1,386, Canada 435; At June 30, 2007 – U.S. 1,249, Germany 138, Japan 1,566, Canada 420.

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2008	2007	Inc / (Dec)
U.S.
Operated by franchisees	11,295	11,054	241
Operated by the Company	1,969	2,121	(152)
Operated by affiliates	581	619	(38)
Total U.S.	13,845	13,794	51

Europe
Operated by franchisees	4,006	3,768	238
Operated by the Company	2,054	2,239	(185)
Operated by affiliates	440	391	49
Total Europe	6,500	6,398	102

APMEA
Operated by franchisees	2,847	2,711	136
Operated by the Company	2,256	2,161	95
Operated by affiliates	2,925	3,020	(95)
Total APMEA	8,028	7,892	136

Other Countries & Corporate
Operated by franchisees	2,654	1,452	1,202
Operated by the Company*	411	1,559	(1,148)
Operated by affiliates	51	52	(1)
Total Other Countries & Corporate	3,116	3,063	53

Systemwide
Operated by franchisees**	20,802	18,985	1,817
Operated by the Company*	6,690	8,080	(1,390)
Operated by affiliates	3,997	4,082	(85)
Total Systemwide	31,489	31,147	342

*	The decrease is primarily due to the August 2007 Latam transaction.

**	At June 30, 2008 and 2007 included 2,834 and 1,136 restaurants, respectively, operated by developmental licensees.

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. By far the most important of these is our ability to remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our operating environment. The informal eating out segment of the restaurant industry, although largely mature in our major markets, is also highly fragmented and competitive. We have the added challenge of the cultural, economic and regulatory differences that exist among the more than 100 countries where we operate. We also face risk in adapting our business model in particular markets. The decision to own restaurants or to operate under franchise, developmental license or joint venture agreements is driven by many factors whose interrelationship is complex and changing. Regulatory and similar initiatives around the world have also become more wide-ranging and prescriptive and affect how we operate and our results. In particular, increasing focus on nutritional content and on the production, processing and preparation of food “from field to front counter” presents challenges for our Brand and may adversely affect our results.

These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales depends largely on how well we execute the Plan to Win.

The Plan to Win addresses the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

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Our ability to anticipate and respond to trends or other factors that affect the informal eating out market and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about our products, all of which can drive consumer perceptions or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us, as well as our success in addressing these trends and factors or other competitive pressures;

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The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires the trust and confidence of our customers;

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Our ability to respond effectively to adverse consumer perceptions about the quick-service segment of the informal eating out market, our products and promotions (including the premiums we offer, such as our Happy Meal toys) or the reliability of our supply chain and the safety of the ingredients we use, and our ability to manage the potential impact on McDonald’s of food-borne illnesses or product safety issues;

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The success of our plans to improve existing products and to roll-out new products and product line extensions, as well as the impact of our competitors’ actions, including in response to our product improvements and introductions, and our ability to continue robust product development and manage the complexity of our restaurant operations;

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Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, including in markets where cost or pricing pressures may be significant;

•	The impact of pricing, marketing and promotional plans on product sales and margins and on our ability to target these efforts effectively to maintain or expand market share;

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The impact of events such as consumer boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified local personnel to manage our operations and growth in certain developing markets;

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Our ability to drive restaurant improvements and to motivate our restaurant personnel to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

•	Our ability to maintain alignment with our franchisees on capital-intensive and other operating and promotional initiatives;

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The risks to our Brand if a franchisee or licensee defaults in its obligations (particularly requirements to pay royalties, make capital investments and open new restaurants), experiences food safety or other operational problems or otherwise projects a brand image inconsistent with our values, all of which become more significant risks if an agreement places a large number of restaurants under the control of a single franchisee or licensee as is the case in Latin America;

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Whether our ongoing restaurant remodeling and rebuilding initiatives, which vary from year to year by market and type, are targeted at the elements of the restaurant experience that will best accomplish our goals to enhance the relevance of our Brand and achieve an efficient allocation of our capital resources; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may prompt promotional or other actions that adversely affect our margins, constrain our operating flexibility or result in charges, restaurant closings or sales of Company-operated restaurants. Whether we can manage this risk effectively depends mainly on the following:

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Our ability to manage upward pressure on commodity prices, as well as fluctuations in interest and foreign exchange rates and local governmental actions to manage national economic conditions, such as consumer spending, inflation rates and unemployment levels, particularly in the United States, which continues to face an uncertain economy;

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The impact on our margins of labor costs given our labor-intensive business model, the trend toward higher wages in both mature and developing markets and the potential impact of union organizing efforts on day-to-day operations of our restaurants;

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Whether we are able to identify and develop restaurant sites, either directly or through licensees or other parties, consistent with our plans for net growth of Systemwide restaurants from year to year, and whether new sites are as profitable as expected;

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The challenges and uncertainties associated with operating in developing markets, such as China, Russia and India, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment; and

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The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings, such as those that may occur as we change our ownership mix as described above.

Our results and financial condition are affected by our ownership mix and whether we can achieve a mix that optimizes margins and returns, while meeting our business needs and customer expectations.

In recent years, we have reduced the number of Company-operated restaurants and we are planning further reductions by franchising Company-operated restaurants or entering into developmental license agreements. Whether and when we can achieve these plans, as well as their success, is uncertain and will be affected by the following:

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Our ability to identify prospective franchisees and licensees with the experience and financial resources in the relevant markets to be effective operators of McDonald’s restaurants and how quickly we can reach agreement with our counterparties, which we expect will vary by market and could also vary significantly from period to period;

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The nature and amount of contingent liabilities and other exposures we may retain in connection with developmental license agreements, such as the indemnification obligations we may incur as a result of the Latam transaction;

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The risk that our contractual and other rights and remedies to protect against defaults by our counterparties will be limited by local law, costly to exercise or otherwise subject to limitations or litigation that may impair our ability to prevent or mitigate any adverse impact on our Brand or on the financial performance we expect under our franchising and developmental license agreements; and

•	Changes in the operating or legal environment and other circumstances that cause us to delay or revise our plans to alter our ownership mix.

Increasing regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect consumer perceptions and increase our exposure to litigation or governmental investigations or proceedings, and the impact of new, potential or changing regulation that affects or restricts elements of our business, particularly those relating to advertising to children, nutritional content and product labeling and safety;

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The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive consumer perceptions, litigation and regulation in ways that could be material to our business;

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The risks and costs of McDonald’s nutritional labeling and other disclosure practices, particularly given differences among applicable legal requirements and laws and among practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and reliance on the accuracy and completeness of information obtained from third party suppliers;

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The impact of litigation trends, particularly in our major markets, including class actions, labor and employment matters and landlord/tenant disputes, the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; and the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our Brand and products;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products or the appropriateness or accuracy of our advertising or other communications;

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The increasing costs and other effects of compliance with existing and possible future U.S. federal, state and local regulations regarding immigration and evolving enforcement standards under those regulations, as well as compliance with other U.S. and overseas labor regulations, including with respect to wage and hour matters, employee classification, mandatory healthcare benefits and unlawful workplace discrimination;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price or import-export controls or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to government investigations, whether or not they have merit or are undertaken to achieve political impact;

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The risks associated with information security and the use of cashless payments, such as increased investment in technology, the costs of compliance with privacy, consumer protection and other laws, the impact on our margins as the use of cashless payments increases, the potential costs associated with alleged security breaches and the loss of consumer confidence that may result; and

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The impact of changes in financial reporting requirements, accounting principles or practices, related legal or regulatory interpretations or our critical accounting estimates, changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the IRS in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

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Governmental actions or media reports and commentary relating to economic activity or events, such as the current U.S. Presidential election, even where the action, report or event does not directly relate to our business or prospects, and particularly actions by U.S. authorities or U.S. economic activity, which are of special import because the United States is the principal trading market for our common stock;

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Trading activity in our common stock (whether in the cash or derivative markets), which can reflect not only market commentary or expectations about our business, but also significant purchases by shareholders who may seek to affect our business strategies, or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average; and

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The impact of our stock repurchase program, dividend rate or changes in our debt levels that may affect our credit ratings, interest expense, ability to obtain funding on favorable terms or our flexibility, especially if lenders impose new operating or financial covenants, as well as the impact of other corporate actions, such as initiatives to rationalize our operating structure.

Our results can be adversely affected by disruptions or events, such as the impact of severe weather conditions and natural disasters.

Severe weather conditions, terrorist activities, health epidemics or pandemics or the prospect of these events can have an adverse impact on consumer spending and confidence levels or on other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.